EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE         TELLABS CONTACT: Peter Guglielmi
02/16/98                                        (630) 378-6111


                              COHERENT CONTACT: Shirley Owens
                                                (703) 724-7318


COHERENT COMMUNICATIONS TO BECOME SUBSIDIARY OF TELLABS

Lisle, Ill., -- Tellabs and Coherent Communications today announced a merger agreement under which Coherent Communications
Systems Corporation of Ashburn, Va., USA, will become a subsidiary of Tellabs.

Under the terms of the agreement, all outstanding shares of Coherent stock will be exchanged at the ratio of 0.72 shares of Tellabs common stock for each share of Coherent common stock. Based on the closing price of Tellabs common stock on February, 13, 1998, the transaction is valued at approximately $670 million. Excluding one-time transaction costs of two cents-to-three cents per share, modest earnings-per-share accretion is expected in 1998 and 1999.

"In this era of convergence in the telecommunications industry, the ability to bring the latest technology to global customers in the shortest possible time is the key to growth," said Tellabs President and CEO Michael J. Birck. "This transaction is a strategic plus for Tellabs. The combination of Tellabs and Coherent Communications allows us to bring sophisticated echo canceller and speech processing technology to customers around the world and provides us the resources to quickly explore new uses for this technology. Coherent's focus on international markets will nicely augment Tellabs' North American echo canceller activity, and the combination should result in innovative new speech enhancement products for both markets."

"I am very positive about merging our company with Tellabs. Our core expertise in developing and selling equipment that enhances voice quality will be strengthened by Tellabs' greater size and resources," said Coherent's Chief Executive Officer Daniel L. McGinnis. "By combining technologies and resources we will be able to offer customers the greatest number of options that enhance the network, improve customer satisfaction and retention, and provide a competitive edge. We see this merger as a real win for our customers, employees and stockholders."









For the immediate future, both the Tellabs and Coherent product lines will be maintained to ensure that the needs of existing customers are met. Following the merger, the combined company will explore new product development activities as it seeks to address the need for next-generation call-quality solutions.

The transaction is expected to be accounted for as a pooling-of-interests and to qualify as a tax-free reorganization. This transaction is subject to various conditions and approval by appropriate government agencies and Coherent stockholders. Coherent's Board of Directors has unanimously approved the transaction and recommended its approval by Coherent stockholders. Safeguard Scientifics, Coherent's largest stockholder, has agreed to vote in favor of the transaction.

Coherent (NASDAQ: CCSC) designs, manufactures and markets echo cancellation and conferencing products for major international telecommunications companies, cellular and PCS providers, network operators, and Fortune 500 companies. Approximately 75 percent of Coherent's sales come from customers outside the United States. Coupled with Tellabs' strong presence in the U.S. echo canceller market, the combined company will be able to effectively address the increasing demands for call quality in wireline and wireless applications worldwide.

For its most current fiscal year, reported on January 20, 1998, Coherent sales of $73,695,000 were 35 percent higher than 1996, yielding net earnings of $13,979,000 or 90 cents per share as compared to 63 cents per share for 1996. For the fourth quarter of 1997, Coherent sales of $20,809,000 yielded net earnings of $4,366,000 or 28 cents per share.

Tellabs designs, manufactures, markets and services voice and data transport and access systems. The company's products are used worldwide by the providers of communications services. Tellabs, Inc., stock is listed on the Nasdaq Stock Market
(TLAB).

This news release contains forward-looking statements that involve risks and uncertainties. Actual results, including the level of earnings of both Tellabs and Coherent Communications, and the success of the proposed merger may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with acquisitions, such as difficulties in the assimilation of operations, technologies and products of the acquired companies, diversion of management's attention from other business concerns, risks of entering new markets, competitive response, and a downturn in the telecommunications industry. For a more detailed description of the risk factors associated with Tellabs and Coherent Communications, please refer to the companies' respective SEC filings.